Exhibit 2.2

PLAN OF MERGER

          Dakota Plains, Inc., a Minnesota corporation (the “Merger Subsidiary”), and MCT Holding Corporation, a Nevada corporation (“Parent” and, together with the Merger Subsidiary, sometimes hereinafter referred to as the “Constituent Corporations”), shall merge into a single corporation (the “Merger”) pursuant to Chapter 92A of the Nevada Revised Statutes, upon the terms and conditions set forth herein.

          1.           The Merger. At the Effective Time (as hereinafter defined), and in accordance with the terms of this Plan of Merger and the Nevada Revised Statutes, the Merger Subsidiary shall be merged with and into Parent, the separate corporate existence of the Merger Subsidiary shall cease, and Parent shall be the surviving corporation in the Merger, the name of which shall be “Dakota Plains Holdings, Inc.” (sometimes hereinafter referred to as the “Surviving Corporation”).

          2.           Surviving Corporation. At the Effective Time, the Surviving Corporation shall thereafter possess all the rights, privileges, immunities, powers and franchises of each of the Constituent Corporations, and be subject to all the duties, liabilities and obligations of each of the Constituent Corporations; and all the rights, privileges, immunities, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares, and all other rights and every other interest of each of the Constituent Corporations shall vest in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises and all other interests of the Constituent Corporations shall thereafter be the property of the Surviving Corporation; and the title to any real estate or any interest therein in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, duties, liabilities and obligations of either of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, duties, liabilities and obligations had been incurred or contracted by the Surviving Corporation.

          3.           Cancellation of Shares. At the Effective Time, each share of common stock of the Merger Subsidiary shall be cancelled and cease to exist and no payment shall be made with respect thereto.

          4.           Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Parent in effect immediately prior to the Effective Time, amended and restated for the purpose of reflecting the name of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be the Bylaws of Parent in effect immediately prior to the Effective Time, amended and restated for the purpose of reflecting the name of the Surviving Corporation.

          5.           Board of Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation at and after the Effective Time shall be the directors of Parent immediately prior to the Effective Time, each of such directors to hold office, subject to the applicable provisions of the Bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the Bylaws of the Surviving Corporation. The officers of the Surviving Corporation at and after the Effective Time shall be the officers of Parent immediately prior to the Effective Time, each of such officers to serve until their respective successors are chosen and have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

Exhibit 2.2

          6.           Effective Time of the Merger. The Merger shall become effective upon the later of (i) 8:00 a.m. Central Time on March 23, 2012 and (ii) the filing of these Articles of Merger with the Secretary of State of the State of Nevada. The term “Effective Time” shall mean the date and time when the Merger shall become effective.